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Exhibit 5.1








June 14, 2002



Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, MA 02453

Re: Registration Statement on Form S-8
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Ladies and Gentlemen:

In accordance with Item 601(b)(5) of Regulation S-K, we are furnishing this opinion to you in our capacity as counsel to Inverness Medical Innovations, Inc. (the "Company") in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and relating to the registration of 1,000,000 shares (the "Shares") of the Company's common stock, par value $.001 per share ("Common Stock"), which the Company may issue pursuant to the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan, as amended (the "Plan").

As counsel for the Company, we have examined copies of the Plan; the Company's Certificate of Incorporation and By-laws, each as amended to date and presently in effect; the Registration Statement; and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and The Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).


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Inverness Medical Innovations, Inc.
June 14, 2002
Page 2



Based on the foregoing, we are of the opinion that upon the issuance and delivery of the Shares against payment therefor in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable shares of Common Stock.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May
1998).

The opinions expressed herein are being furnished to you solely for your benefit in connection with the Registration Statement, and may not be used or relied upon by you for any other purpose. This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion after the date hereof. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP